Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

QUIDEL REPORTS FIRST QUARTER 2009 RESULTS

SAN DIEGO, Calif., April 22, 2009 — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the three months ended March 31, 2009.

First Quarter 2009:

•                  Global revenues were $16.9 million, a decline of 59 percent year-over-year

•                  Gross margin was 50.1% versus 65.4% in the first quarter of 2008

•                  Operating expenses were $13.1 million versus $13.2 million in the same period in 2008

•                  Included in operating expenses in 2009 is a $1.0 million restructuring charge

•                  Repurchased 1.1 million shares of company stock for a total of $10.4 million

For the first quarter of 2009, total revenues were $16.9 million, compared to $40.9 million for the first quarter of 2008. Seasonal infectious disease product revenues were adversely impacted by both a significant decrease in the number of doctor visits for influenza-like illness as well as overall patient visits, compared to the prior year.

Net loss for the first quarter of 2009 was $2.8 million, or $0.09 per share, compared to net income of $8.6 million, or $0.26 per diluted share, for the prior-year first quarter.

“In response to the soft influenza testing market this season we took action in March to better align our cost structure with lower revenue expectations for 2009,” said Douglas C. Bryant, president and chief executive officer of Quidel.  “While this year will be challenging from an operating performance perspective our cost reduction initiatives and continued investment in developing new products that leverage our QuickVue brand and market strength will position us for profitable growth in 2010.”

Liquidity

Cash and cash equivalents as of March 31, 2009 were $56.3 million, compared to $57.9 million as of December 31, 2008. During the first quarter of 2009, Quidel repurchased approximately 1.1 million shares of its common stock for $10.4 million under the company’s previously announced share repurchase program. A total of $16.6 million remains available for stock repurchase under the current Board authorized program.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (866) 578-5784, or from outside the U.S. dial (617) 213-8056, and enter the passcode 14490651.

A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 7:00 p.m. ET (4:00 p.m. PT) on April 22 by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 48174630.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

[Table follows]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended
	March 31
	2009	2008
	(unaudited)

Total revenues	$16,890	$40,865

Cost of sales (excludes amortization of intangible assets)	8,424	14,127
Research and development	2,896	3,067
Sales and marketing	4,735	5,320
General and administrative	4,120	3,639
Restructuring	953	—
Amortization of intangibles	348	1,151

Total costs and expenses	21,476	27,304

Income (loss) from operations	(4,586)	13,561

Interest expense	(158)	(175)
Interest income	153	531
Other, net	—	(15)

Total other income (expense)	(5)	341

Income (loss) before taxes	(4,591)	13,902

Income tax (benefit) expense	(1,790)	5,352

Net income (loss)	$(2,801)	$8,550

Basic earnings (loss) per share:	$(0.09)	$0.27
Diluted earnings (loss) per share:	$(0.09)	$0.26

Weighted shares used in basic per share calculation	31,053	32,001
Weighted shares used in diluted per share calculation	31,053	32,835

Gross profit as a % of total revenues	50.1%	65.4%
Research and development as a % of total revenues	17%	8%
Sales and marketing as a % of total revenues	28%	13%
General and administrative as a % of total revenues	24%	9%
Income from operations as a % of total revenues	—	33%

	3/31/09	12/31/08
Condensed balance sheet data (in thousands):

Cash and cash equivalents	$56,338	$57,908
Working capital	73,775	85,592
Total assets	125,241	142,808
Long term obligations	7,864	8,138
Stockholders’ equity	106,963	119,236